     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1999
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                           CORVAS INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                            33-0238812
(State or other jurisdiction of    (Primary Standard         (I.R.S. Employer
 incorporation or organization) Industrial Classification Identification Number)
                                      Code Number)

                             3030 SCIENCE PARK ROAD
                               SAN DIEGO, CA 92121
                                 (858) 455-9800
        (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                 ---------------
                                RANDALL E. WOODS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CORVAS INTERNATIONAL, INC.
                             3030 SCIENCE PARK ROAD
                               SAN DIEGO, CA 92121
                                 (858) 455-9800
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                 ---------------
                                   COPIES TO:
                             BARBARA L. BORDEN, ESQ.
                             DENISE L. WOOLARD, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121

                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                       ----------------
                                               CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                             PROPOSED
                                                                           PROPOSED          MAXIMUM
                                                                           MAXIMUM          AGGREGATE              AMOUNT OF
                TITLE OF EACH CLASS OF                    AMOUNT TO     OFFERING PRICE       OFFERING             REGISTRATION
             SECURITIES TO BE REGISTERED                BE REGISTERED     PER SHARE          PRICE(1)                 FEE
------------------------------------------------------- --------------- --------------- ------------------- ------------------------
Common Stock, $.001 par value per share                    250,000          $2.38            $595,000               $165.41
------------------------------------------------------- --------------- --------------- ------------------- ------------------------
    (1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq
National Market on August 19, 1999.
====================================================================================================================================


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION - DATED AUGUST _, 1999

                                   PROSPECTUS

                                 250,000 SHARES

                           CORVAS INTERNATIONAL, INC.

                                  COMMON STOCK

         The selling stockholders are offering and selling up to 250,000 shares of Corvas common stock under this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The selling stockholders may offer their Corvas common stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

         Our common stock is listed on the Nasdaq National Market under the ticker symbol "CVAS." On August 23, 1999, the closing price of one share of Corvas common stock on the Nasdaq National Market was $3.00.

                                ----------------

         THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                ----------------

         THE CORVAS SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        PROSPECTUS DATED AUGUST _, 1999.





         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                       1.

         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT WE FILED WITH THE SEC. THE REGISTRATION STATEMENT INCLUDES EXHIBITS AND ADDITIONAL INFORMATION NOT INCLUDED IN THIS PROSPECTUS.

         WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY SUPPLEMENTAL INFORMATION OR MAKE ANY REPRESENTATIONS FOR US. YOU SHOULD ONLY RELY ON INFORMATION ABOUT CORVAS THAT IS CONTAINED IN THIS PROSPECTUS OR IN ONE OF OUR PUBLIC REPORTS FILED WITH THE SEC AND INCORPORATED INTO THIS PROSPECTUS. INFORMATION CONTAINED IN THIS PROSPECTUS OR IN CORVAS' PUBLIC REPORTS MAY BECOME OUTDATED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR OTHER DATE TO WHICH SPECIFIC INFORMATION CONTAINED HEREIN IS QUALIFIED. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY STATE WHERE THE OFFER IS PROHIBITED.

                                   THE COMPANY

         At Corvas, we are designing and developing a new generation of therapeutic agents for cardiovascular, cancer and other major diseases. Our drug candidates target the following diseases.

         o Major cardiovascular diseases such as heart attack, unstable angina, deep vein thrombosis ("DVT"), pulmonary embolism and stroke.

         o Acute inflammation associated with reperfusion injury in ischemic stroke.

         o Cancer, as our drug candidates may inhibit the formation of new blood vessels (angiogenesis) and the movement of tumor cells in certain solid tumors (metastasis).

         o        Replication of the hepatitis C virus.

         Many of our drug candidates are still in the research and development stage. Corvas, alone or in conjunction with our corporate partner Pfizer Inc. ("Pfizer"), is conducting the following human clinical trials.

         o International multi-center Phase II trial of our proprietary injectable anticoagulant, rNAPc2, for the prevention of DVT, the formation of blood clots in the veins of the legs, following orthopedic surgery.

         o Phase IIa trial of rNIF as a possible stroke therapy, currently being conducted by Pfizer.

         Before the end of 1999, we also plan to begin an additional Phase IIa trial of rNAPc2 in coronary care patients undergoing elective coronary balloon angioplasty. Another of our proprietary drug candidates, rNAP5, is ready to enter Phase I clinical testing for acute cardiovascular indications. In addition to our alliance with Pfizer for rNIF, we also have two strategic alliances with Schering Corporation ("Schering-Plough"). The first collaboration is for the development of synthetic oral anticoagulants for the prevention and treatment of chronic cardiovascular diseases involving thrombosis, such as DVT, unstable angina, atrial fibrillation and myocardial infarction (heart attack). We are also collaborating with Schering-Plough on a program directed at the development of oral inhibitors of a key protease associated with hepatitis C virus replication, intended as a treatment for this chronic viral disease.

                                       2.

         We have expanded our internal research efforts to include two new key targets for the treatment of certain solid tumor cancers. This research is focused on the development of drugs that may inhibit the formation of new blood vessels (angiogenesis) and the metastatic migration of tumor cells in certain solid tumors. Another of our new research programs is directed towards discovering inhibitors of a key malaria protease.


         Our principal executive offices are located at 3030 Science Park Road, San Diego, California 92121, and our telephone number is (858) 455-9800. We were incorporated in 1987.

         CORVAS(R) is a registered trademark and the Corvas logo is a trademark of the Company.

                                       3.

                                  RISK FACTORS

         INVESTMENT IN CORVAS SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY CORVAS SHARES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE CLINICAL OR PRODUCT DEVELOPMENT OR FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE." OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.



WE STILL ARE AT AN EARLY STAGE OF DEVELOPMENT AND WE DO NOT HAVE ANY COMMERCIAL DRUGS OR OTHER PRODUCTS GENERATING REVENUES

         We are at an early stage of development as a biotechnology and pharmaceutical company, and we do not yet have any commercial products. Our primary sources of revenue are research funding, license fees and milestone payments from our corporate collaborations. Our existing drug candidates will require significant additional development, clinical trials, regulatory approvals and additional investment before they can be marketed for sale. We do not expect to be able to market any of our existing drug candidates for a number of years, if at all. We cannot assure you that any of our product development efforts will lead to commercial drugs, either because the drug candidates fail to be effective in targeting the desired indication in clinical trials or because we have inadequate financial or other resources to pursue the program through the clinical trial process.

WE HAVE A HISTORY OF OPERATING LOSSES THAT WE EXPECT TO CONTINUE FOR THE FORESEEABLE FUTURE

         We have experienced significant operating losses since our inception in 1987. At June 30, 1999, we had an accumulated deficit of approximately $82,539,000. We expect to continue to incur substantial additional operating losses over the next several years as we pursue our clinical trial and research and development efforts. To become profitable, we, either alone or with others, must successfully develop, manufacture and market our current drug candidates and continue to identify, develop, manufacture and market additional future drugs, all of which will require regulatory approval.

WE WILL CONTINUE TO NEED ADDITIONAL FINANCING, WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS

         Our operations since inception have consumed substantial amounts of cash and we anticipate that we will continue to spend substantial additional amounts on research and development, including amounts spent on our clinical trials and for manufacturing clinical supplies of our drug candidates. We are seeking to leverage our core technologies into new drug programs to diversify our pipeline. These new programs may require additional cash investments that are not funded through collaborations. Thus, we expect negative cash flows from operations to continue in the foreseeable future and we also expect we will continue to seek opportunities to raise capital.

                                       4.

         We are actively seeking opportunities to fund our programs through collaborative arrangements and to raise capital through private or public financings. In August 1999, we raised $9,750,000 through the private sale of a 5.5% convertible senior subordinated note and the issuance of common stock. In addition, until December 31, 1999, we have the right to sell an additional $3,500,000 of these notes if we are able to raise an additional $1,750,000 in notes or common stock priced at not less than $2.50 per share. The closing price of our stock has ranged from $3.50 to $1.97 between May 1, 1999 and August 23, 1999, and we cannot assure you that we will be able to complete a financing by year-end in order to raise this additional $5,250,000. Moreover, depending on the market price of our common stock at the time of the second closing, we may have to obtain stockholder approval for the financing under Nasdaq rules. We cannot guarantee that we would obtain the necessary stockholder approval.

         Even if we complete the second financing, we will continue to seek opportunities to raise additional capital when available on favorable terms. Because of the risks involved in investing in early-stage biotechnology companies and the limited number of financing sources making new investments in the biotechnology industry in general, we may have difficulties raising additional capital in a timely manner and on acceptable terms. If we are unable to raise additional capital, we may have to significantly delay, scale back or discontinue one or more of our drug discovery programs, clinical trials or other aspects of our operations. We also could be forced to seek collaborative partners for programs at an earlier stage than would be desirable in order to maximize the rights retained by Corvas to future product candidates.

WE RELY ON OUR COLLABORATIVE PARTNERS TO FUND PROGRAMS AND CONDUCT CLINICAL
TRIALS

         We have relied and expect to continue to rely on certain established pharmaceutical companies to fund a portion of our research and development expenses. We have collaborative agreements with Pfizer for the development of rNIF, an anti-inflammatory drug that we developed, and with Schering-Plough for the discovery and commercialization of orally active inhibitors of (i) thrombosis (Factor Xa and thrombin) for the prevention and treatment of chronic cardiovascular disorders and (ii) a key protease associated with hepatitis C virus replication. As a result, we depend on Pfizer and Schering-Plough for funding these collaborations and for the clinical testing (including regulatory compliance) of any drug candidates developed through these collaborations. We also will depend on them to launch and commercially market any drugs approved by the FDA or foreign regulatory agencies.

         We cannot control the amount and timing of resources dedicated by our collaborators to the advancement of our drug programs. In addition we face the following risks.

         o That our collaborator's interests will no longer coincide with our interests such that our drug programs will not be advanced.

         o That our collaborators will terminate a program, delay a clinical trial, underfund a clinical trial program, stop a clinical trial and abandon a drug candidate, repeat or conduct new clinical trials or require a new formulation of a drug candidate for clinical testing.

         o That our collaborators will develop independently, or with third parties, products that could compete with our future products.

                                       5.

WE ARE ATTEMPTING TO ENTER INTO A COLLABORATIVE AGREEMENT FOR OUR RNAPC2 DRUG CANDIDATE

         We are in the process of seeking an appropriate corporate partner for our proprietary drug candidate, rNAPc2, in order to obtain additional funding for the continued development of this drug candidate. The process of partnering drug programs is lengthy and subject to risk and uncertainty. We may not able to obtain a partner on acceptable terms or within a reasonable period of time.

WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS IN THE U.S. AND FOREIGN JURISDICTIONS

         We must obtain regulatory approval before we can market or sell our future drug products. In the U.S., we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is typically lengthy and expensive, and approval is never guaranteed. Drug products that are distributed abroad are also subject to foreign government regulation. Since our drug products are in the early development stage, none of our drug products has received regulatory approval to be commercially marketed and sold. If we fail to obtain regulatory approval, we will be unable to market and sell our future products.

TO OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS, PRECLINICAL STUDIES AND COSTLY AND LENGTHY CLINICAL TRIALS ARE REQUIRED, AND THE RESULTS OF THE STUDIES AND TRIALS ARE HIGHLY UNCERTAIN.

         As part of the FDA approval process, we must conduct, at our own expense or our partners' expense, preclinical studies on animals and clinical trials on humans for each drug candidate. The number of preclinical studies and clinical trials that the FDA will require varies depending on the drug product, the disease or condition that the drug is being developed to address, and regulations applicable to the particular drug. We may need to perform multiple preclinical studies using various doses and formulations before we can begin clinical trials, which could result in delays in our ability to market any of our drug products. Furthermore, even if we obtain favorable results in preclinical studies on animals, the results in humans may be different.

         After we have conducted preclinical studies in animals, we must demonstrate that our drug products are safe and effective for use on the target human patients in order to receive regulatory approval for commercial sale. Results that are adverse or inconclusive will stop us from filing for regulatory approval of our products. There are many factors that can cause our clinical trials to be delayed or terminated. These factors include the risk of slow patient enrollment, lack of sufficient supplies of the drug candidate, adverse medical events or side effects in treated patients, longer treatment time required to demonstrate the safe and effective use of the drug and lack of effectiveness of the drug candidate being used.

         In addition, our Phase IIa trial for rNIF is being conducted by Pfizer and we rely on our contractual rights to access data that is collected by Pfizer. We depend on Pfizer for the data and cannot assure you that Pfizer will continue the clinical trial or that the FDA will approve rNIF.

                                       6.

OUR DRUG CANDIDATES MAY COMPETE WITH OTHER DRUGS THAT MAY DIMINISH THE COMMERCIAL SUCCESS OF ANY DRUGS WE COMMERCIALIZE

         The biotechnology market is highly competitive. Almost all of the larger biotechnology companies have developed or are attempting to develop drugs that will be competitive with drugs that we may develop. We expect that the competition from other biotechnology companies, pharmaceutical companies, and research and academic institutions will increase. These competitors have substantially greater financial, technical, research and other resources than we do. It is possible that our competitors will develop and market drugs that are more efficient and commercially attractive than our future drugs or that will render our drugs obsolete. We also cannot assure you that we will have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

FAILURE TO RETAIN OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER AND OUR EXECUTIVE VICE PRESIDENT, RESEARCH AND DEVELOPMENT COULD ADVERSELY EFFECT OUR ABILITY TO OBTAIN FINANCING, CONDUCT CLINICAL TRIALS OR DEVELOP DRUGS

         We depend on our President and Chief Executive Officer, Randall E. Woods, and our Executive Vice President, Research and Development, George P. Vlasuk, Ph.D. The loss of either of these individuals may prevent us from achieving our business objectives. Each of these employees has an employment agreement with us, but the agreements provide for "at-will" employment with no specified term.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND WE RELY ON THIRD PARTIES TO MANUFACTURE OUR CLINICAL SUPPLIES

         In order to be successful, our drugs must be manufactured in sufficient quantities, in compliance with regulatory requirements, and at an acceptable cost. We have limited experience in pilot scale manufacturing. For larger-scale production, as is required for clinical testing, we rely on third parties to manufacture our drug candidates. If we cannot contract for large-scale manufacturing capabilities on acceptable terms, our ability to conduct clinical trials may be adversely affected, and this may result in the delay or preclusion of submission of drugs for regulatory approval, which in turn could adversely affect our business, financial condition, prospects and results of operations.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, WE MAY NOT BE ABLE TO COMPETE AS EFFECTIVELY

         Our success depends in part on our ability to obtain patent protection for our products, both in the U.S. and other countries. The scope and extent of patent protection for our drug candidates is uncertain. We rely on patent and other intellectual property protection to prevent our competitors from manufacturing and marketing our drug candidates. We cannot be certain that our patents will be enforceable or that they will afford us protection against our competitors, especially since there is a lengthy lead time between when a patent application is filed and when it is actually published. We also cannot assure you that we will not infringe on intellectual property rights of others. If a patent holder believes that our drug candidate infringes on their patent, the patent holder may sue us even if we have received patent protection for our technology. If another party claims we are infringing on their technology, we would face a number of issues, including the following.

                                       7.

         o Defending a lawsuit, which is very expensive and time consuming.
         o Paying a large sum for damages if we are found to be infringing.
         o Being prohibited from selling or licensing our drugs or drug candidates until we obtain a license from the patent holder, who may refuse to grant us a license or will only agree to do so on unfavorable terms. Even if we are granted a license, we may have to pay substantial royalties or grant cross-licenses to our patents.
         o Redesigning our drug so it does not infringe on the patent holder's technology if we are unable to obtain a license. This may not be possible and even if it is possible, it would require substantial additional capital and would delay commercialization.

         We also rely on trade secrets and proprietary know-how to develop and maintain our competitive position. While we believe we use reasonable protection to protect our trade secrets, we cannot assure you that our current or former employees, consultants or scientific advisors, or current or prospective collaborative partners will not unintentionally or willfully disclose our information to competitors. Furthermore, enforcing a claim alleging the infringement of our trade secrets would be expensive and difficult to prove, making the outcome uncertain. There is also the possibility that our competitors may independently develop equivalent knowledge, methods and know-how.

         Since we collaborate with third parties with respect to certain of our technology, there is also the risk that disputes may arise as to the rights to technology or drugs developed in collaboration with other parties.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, IT MAY RESULT IN DAMAGES THAT EXCEED OUR INSURANCE.

         Since we conduct clinical trials on humans, we face the risk that the use of our drug candidates will result in adverse effects. Such risks will exist even for any drugs that are approved for commercial sale. We have obtained liability insurance of $10,000,000 for our products in clinical trials, which we believe is sufficient considering our business. However, we cannot predict all of the possible harms or side effects that may result and, therefore, we cannot assure you that the amount of coverage we currently hold will be adequate to protect us. We also cannot assure you that we will have sufficient resources to pay for any liability resulting from a claim beyond the limit of our insurance coverage.

WE DO NOT HAVE ANY SALES, MARKETING OR DISTRIBUTION EXPERIENCE

         Since we do not have any marketed products, we have limited experience in sales, marketing and distribution. To directly market and distribute any products we may develop, we must build a substantial marketing and sales force with appropriate technical expertise and supporting distribution capabilities. Alternatively, we may obtain the assistance of a pharmaceutical company or other entity with a large distribution system and a large direct sales force. We cannot assure you that we will be able to establish sales, marketing and distribution capabilities of our own or enter into separate arrangements with third parities in a timely manner or on acceptable terms.

                                       8.

                                 USE OF PROCEEDS

         Corvas will not receive any proceeds from sales of Corvas shares by the selling stockholders. The selling stockholders will receive the proceeds from sales of these shares.

                              SELLING STOCKHOLDERS

         Under a Stock Exchange and Registration Rights Agreement dated July 23, 1999 among Corvas and the selling stockholders, we agreed to register for resale the 250,000 shares of common stock.

         Our registration of these Corvas shares does not necessarily mean that the selling stockholders will sell any or all of these shares. Pursuant to an agreement with us, the selling stockholders have agreed that no one selling stockholder or any combination of the selling stockholders shall sell, within any three month period, a total number of the securities being registered for resale and other shares of our common stock owned or controlled by such selling stockholders in excess of the greater of (i) one percent of the total outstanding shares of our common stock as shown by the most recent report or statement published by us, or (ii) the average weekly reported volume of trading in our common stock on the Nasdaq National Market during the four calendar weeks preceding the proposed sale. All shares of our common stock sold by any of the selling stockholders during any period of three months shall be aggregated for the purpose of determining the limitation on the amount of securities sold.

                                          Number of Shares                                         Number of Shares
                                            Beneficially                            Number of        Beneficially
                                           Owned Prior to                         Shares Being        Owned After
       Name of Selling Stockholders          Offering(1)        Percent(2)           Offered        Offering(1)(3)
       ----------------------------       ----------------      ----------        ------------     ----------------

  Jan Schnitzer                                61,250               *                61,250              0

  Harry Gruber                                 61,250               *                61,250              0

  Dennis Berman                                61,250               *                61,250              0

  Bruce Jacobson                               61,250               *                61,250              0

  Isaac Willis                                 5,000                *                5,000               0
  -------------------------------------------------------------------------------------------------------------------

  *      Less than 1%

  (1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

  (2) Applicable percentage of ownership is based on 16,788,277 shares of common stock outstanding on August 23, 1999.

  (3)    Assumes the sale of all shares offered hereby.

                                       9.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their Corvas shares at various times in one or more of the following transactions:

o        on the Nasdaq National Market;
o        in the over-the-counter market;
o in negotiated transactions other than the Nasdaq National Market or the over-the-counter market;
o        in connection with short sales of the Corvas shares;
o        by pledge to secure debts and other obligations;
o in connection with the writing of call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
o        in a combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers for whom they acted as agents.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         2.  Quarterly Report on Form10-Q for the quarter ended March 31,
             1999; and

         3.  Quarterly Report on Form 10-Q for the quarter ended June 30,
             1999.

         You may request a free copy of these filings by writing to us at the following address:

                           CORVAS INTERNATIONAL, INC.
                           ATTN:  INVESTOR RELATIONS
                           3030 SCIENCE PARK ROAD
                           SAN DIEGO, CA 92121

                                      10.

                               RECENT DEVELOPMENTS

PRIVATE FINANCING

         On August 18, 1999, Corvas issued and sold in a private financing 1,300,000 shares of common stock for $2.50 per share and a 5.5% convertible senior subordinated note due in August 2006 in the aggregate principal amount of $6,500,000. The convertible note accrues interest at 5.5% per annum, compounded semi-annually, with interest payable upon redemption or conversion. At the option of the holder, the note is convertible into shares of Corvas common stock at $3.25 per share, subject to adjustment for certain changes in capital or reorganizations and subject to adjustment if Corvas sells additional securities for less than $2.50 per share before August 18, 2000. At our option, we may pay interest in cash or in Corvas common stock priced at the then-current market price. We may call the note for redemption anytime after August 18, 2002. We have agreed to file a registration statement on Form S-3 by September 17, 1999 registering the resale of the 1,300,000 common shares plus 2,924,000 shares reserved for issuance upon the conversion of the convertible note (assuming accretion to maturity).

         In addition, until December 31, 1999, we have the right to sell an additional $3,500,000 of these notes if we are able to raise an additional $1,750,000 in notes or common stock priced at not less than $2.50 per share. The closing price of our stock has ranged from $3.50 to $1.97 between May 1, 1999 and August 23, 1999, and we cannot assure you that we will be able to complete a financing by year-end in order to raise this additional $5,250,000. Moreover, depending on the market price of our common stock at the time of the second closing, we may have to obtain stockholder approval for the financing under Nasdaq rules.

ADJUSTMENT TO OUTSTANDING WARRANTS

         As of August 23, 1999, we had warrants outstanding to purchase 2,135,134 shares of our common stock at an exercise price of $5.55. These warrants expire in February 2002. As of August 23, 1999, we also had warrants outstanding to purchase 8,715 shares of our common stock at an exercise price ranging from $6.13 to $7.00 per share. These warrants expire in June and November of 2000.

                                  LEGAL MATTERS

         For purposes of this offering, Cooley Godward LLP, San Diego, California, is giving its opinion on the validity of the shares.

                                     EXPERTS

         The financial statements of Corvas International, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon authority of said firm as experts in accounting and auditing.

                                      11.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses payable by Corvas in connection with the sale of the securities being registered. All the amounts shown are estimates except for the SEC registration fee and the Nasdaq National Market listing fee.

            SEC Registration fee.................................  $    165.41

            Nasdaq National Market listing fee...................     5,000.00

            Legal fees and expenses..............................    10,000.00

            Blue sky qualification fees and expenses ............     1,000.00

            Accounting fees and expenses.........................     8,000.00

            Miscellaneous........................................       834.59
                                                                   -----------

                     Total.......................................  $ 25,000.00
                                                                   ===========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

         The Registrant's Bylaws contain a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty, except to the extent such limitation of liability is prohibited by the Delaware Law. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant's Bylaws provide that the Registrant shall indemnify directors and officers to the fullest extent permitted by law. The effect of these provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

         In addition, Registrant has entered into indemnity agreements with its executive officers and directors whereby Registrant obligates itself to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against him or her arising out of any act or omission committed while he or she is acting in his or her capacity as a director and/or officer of Registrant.

         Registrant maintains directors and officers liability insurance coverage that insures its officers and directors against certain losses that may arise out of their positions with the Registrant and insures the Registrant for liabilities it may incur to indemnify its officers and directors.

ITEM 16. EXHIBITS


    EXHIBIT
    NUMBER                DESCRIPTION OF DOCUMENT
    ------                -----------------------

      5.1               Opinion of Cooley Godward LLP

     23.1               Consent of KPMG LLP

     23.2               Consent of Cooley Godward LLP. Reference is made to
                        Exhibit 5.1

     24.1               Power of Attorney. Reference is made to page II-4.

ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or executive officer of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or executive officer in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         (4) That, for the purposes of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 25, 1999.

                                       CORVAS INTERNATIONAL, INC.

                                       By:     /s/ Randall E. Woods
                                          --------------------------------------
                                          Randall E. Woods
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall E. Woods and Carolyn M. Felzer, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                Title                                            Date
---------                                -----                                            ----

 /s/ Randall E. Woods                    President, Chief Executive Officer and        August 25, 1999
-------------------------------          Director (PRINCIPAL EXECUTIVE OFFICER)
Randall E. Woods


/s/ Carolyn M. Felzer                    Senior Director of Finance (PRINCIPAL         August 25, 1999
-------------------------------          FINANCIAL AND ACCOUNTING OFFICER)
Carolyn M. Felzer


                                         Chairman of the Board of Directors            August 25, 1999
-------------------------------
M. Blake Ingle, Ph.D.


/s/ George P. Vlasuk, Ph.D.              Executive Vice President, Research and        August 25, 1999
-------------------------------          Development and Director
George P. Vlasuk, Ph.D.


                                         Director                                      August 25, 1999
-------------------------------
Michael Sorrell, M.D.


/s/ Nicole Vitullo                       Director                                      August 25, 1999
------------------------------------
Nicole Vitullo


                                INDEX TO EXHIBITS


    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    ------                      -----------------------

        5.1               Opinion of Cooley Godward LLP

       23.1               Consent of KPMG LLP

       23.2               Consent of Cooley Godward LLP. Reference is made to
                          Exhibit 5.1

       24.1               Power of Attorney. Reference is made to page II-4.